UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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Finisar Corporation
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1389 Moffett Park Drive
Sunnyvale, California 94089

July 25, 2017

Dear Stockholder:

You are cordially invited to attend this year’s annual meeting of stockholders of Finisar Corporation on Tuesday, September 5, 2017, at 9:00 a.m. local time. The meeting will be held at the offices of O’Melveny & Myers LLP, located at 2765 Sand Hill Road, Menlo Park, CA 94025.

We are pleased to again take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials primarily over the Internet. We have used this delivery process the last several years and found that it expedited stockholders’ receipt of proxy materials and lowered the costs and reduced the environmental impact of distributing proxy materials for our annual meeting. On July 25, 2017, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and Annual Report on Form 10-K for the fiscal year ended April 30, 2017, over the Internet. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. If you receive your annual meeting materials by mail, the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report on Form 10-K and proxy card will be enclosed.

The matters to be acted upon are described in the Notice of Annual Meeting of Stockholders and Proxy Statement. Following the formal business of the meeting, we will report on our company’s operations and respond to questions from stockholders.

Whether or not you plan to attend the meeting, your vote is very important and we encourage you to vote promptly. You may vote by proxy over the Internet or by telephone, or, if you received paper copies of the proxy materials by mail, you can also vote by mail by following the instructions on the proxy card. If you attend the meeting you will, of course, have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from your brokerage firm, bank or other nominee to vote your shares.

We look forward to seeing you at the annual meeting.

Very truly yours

JERRY S. RAWLS
Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, SEPTEMBER 5, 2017

The Annual Meeting of Stockholders of Finisar Corporation, a Delaware corporation, will be held on Tuesday, September 5, 2017, at 9:00 a.m. local time, at the offices of O’Melveny & Myers LLP, located at 2765 Sand Hill Road, Menlo Park, CA 94025, for the following purposes:

1.	To elect two Class III directors to hold office for a three-year term and until their respective successors are elected and qualified.

2.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending April 29, 2018.

3.	To vote on a non-binding advisory resolution to approve the compensation of our Named Executive Officers (as defined in the proxy statement).

4.	To vote on a non-binding advisory resolution to approve the frequency of future advisory votes on the compensation of our Named Executive Officers.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Stockholders of record at the close of business on July 14, 2017 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 1389 Moffett Park Drive, Sunnyvale, California 94089. This Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended April 30, 2017, are available at http://investor.finisar.com/annual-proxy.cfm.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy as promptly as possible in order to assure the presence of a quorum. You may vote by telephone, Internet or mail. If you vote by telephone or Internet, you do not have to mail in your proxy card. Voting in advance will not prevent you from voting in person at the meeting.

CHRISTOPHER E. BROWN
Secretary

Sunnyvale, California
July 25, 2017

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1389 Moffett Park Drive
Sunnyvale, California 94089

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The board of directors of Finisar Corporation is soliciting your proxy for the 2017 Annual Meeting of Stockholders to be held on Tuesday, September 5, 2017, at 9:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and related materials are first being made available to stockholders of the Company on or about July 25, 2017. References in this proxy statement to the “Company,” “we,” “our,” “us” and “Finisar” are to Finisar Corporation, and references to the “annual meeting” are to the 2017 Annual Meeting of Stockholders. When we refer to the Company’s fiscal year, we mean the annual period ending on the Sunday closest to the last day of April in each year. This proxy statement covers our 2017 fiscal year, which was from May 2, 2016 through April 30, 2017 (“fiscal 2017”).

SOLICITATION AND VOTING

Record Date. Our board of directors has fixed the close of business on July 14, 2017 as the record date for determination of stockholders entitled to notice of and to vote at the meeting and any adjournment thereof. As of the record date, 113,849,036 shares of common stock were outstanding and entitled to vote.

Internet Availability of Annual Meeting Materials. We are pleased to again take advantage of the rules adopted by the U.S. Securities and Exchange Commission (“SEC”) allowing companies to furnish proxy materials over the Internet to their stockholders rather than mailing paper copies of those materials to each stockholder. On July 25, 2017, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials directing stockholders to a website where they can access our proxy statement for the annual meeting and our Annual Report for the fiscal year ended April 30, 2017 and view instructions on how to vote via the Internet or by phone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

Quorum. A majority of the shares of common stock issued and outstanding as of the record date must be represented at the meeting, either in person or by proxy, to constitute a quorum for the transaction of business at the annual meeting. Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will each be counted as present for purposes of determining the presence of a quorum.

Vote Required to Adopt Proposals. Each share of our common stock outstanding on the record date is entitled to one vote on each of the two director nominees and one vote on each other matter. For the election of directors, the two director nominees receiving the highest number of “FOR” votes will be elected as Class III directors. With respect to each of the other proposals, approval of the proposal requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the annual meeting.

Effect of Abstentions and Broker Non-Votes. Abstentions and broker non-votes have no effect on the determination of whether a nominee or any of the proposals has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. With respect to Proposal No. 4, the advisory vote on the frequency of holding future advisory votes on executive compensation, an abstention will have the same effect as a vote against all of the time periods presented. If you are a beneficial owner and hold your shares in “street name,” it is critical that you cast your vote if you want it to count in the election of directors and the executive compensation advisory proposal. Under the rules governing banks and brokers who submit a proxy card with respect to shares held in street name, such banks and brokers have the discretion to vote on routine matters, but not on non-routine matters. Routine matters include the ratification of auditors. Non-routine matters include the election of directors and the executive compensation advisory proposal. Banks and brokers may not vote on these proposals if you do not provide specific voting instructions. Accordingly, we encourage you to vote promptly, even if you plan to attend the annual meeting. Proxies and ballots will be received and tabulated by the inspector of election for the annual meeting.

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Voting Instructions. If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a stockholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote “FOR” the election of management’s nominees for director, “FOR” ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending April 29, 2018, “FOR” the non-binding resolution to approve the compensation of our named executive officers, and for the option of every “ONE YEAR” as the frequency with which the compensation of our named executive officers will be submitted for an advisory non-binding stockholder vote.

Depending on how you hold your shares, you may vote in one of the following ways:

Stockholders of Record: You may vote by proxy or over the Internet or by telephone. Please follow the instructions provided in the Notice, or, if you requested printed copies of the proxy materials, on the proxy card you received, then sign and return it in the prepaid envelope. You may also vote in person at the annual meeting.

Beneficial Stockholders: Your bank, broker or other holder of record will provide you with a voting instruction card for you to use to instruct them on how to vote your shares. Check the instructions provided by your bank, broker or other holder of record to see which options are available to you. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your bank, broker or other agent.

Votes submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Time, on September 4, 2017. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before the polls close by returning a later-dated proxy card, by voting again by Internet or telephone as more fully detailed in your Notice or proxy card, or by delivering written instructions to the Corporate Secretary before the annual meeting. Attendance at the annual meeting will not in and of itself cause your previously voted proxy to be revoked unless you specifically so request or vote again at the annual meeting. If your shares are held by a bank, broker or other agent, you may change your vote by submitting new voting instructions to your bank, broker or other agent, or, if you have obtained a legal proxy from your bank, broker or other agent giving you the right to vote your shares, by attending the annual meeting and voting in person.

Solicitation of Proxies. We will bear the entire cost of soliciting proxies. In addition to soliciting stockholders by mail, we will request banks, brokers and other intermediaries holding shares of our common stock beneficially owned by others to solicit proxies from the beneficial owners and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our directors, officers and other employees to solicit proxies, personally or by telephone, without additional compensation.

Voting Results. We will announce preliminary voting results at the annual meeting. We will report final results in a Form 8-K report filed with the SEC.

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PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that the authorized number of members of the board of directors shall be fixed from time to time by the board of directors and that the terms of office of the members of the board of directors will be divided into three classes. At each annual meeting of stockholders, directors from one of the three classes are elected for a term of three years to succeed those directors whose terms expire at the annual meeting. The authorized number of directors is currently set at seven, consisting of two Class I directors, three Class II directors and two Class III directors.

The term of the Class III directors will expire on the date of the upcoming annual meeting. Accordingly, two persons are to be elected to serve as Class III directors at the meeting. Management’s nominees for election by the stockholders to those two positions are Michael L. Dreyer and Thomas E. Pardun, each of whom currently serves as a Class III member of the board. If elected, each nominee will serve as a director until our annual meeting of stockholders in 2020 and until their respective successors are elected and qualified. If either of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees, if any, as we may designate. The proxies cannot vote for more than two persons. If a quorum is present and voting, the two nominees for Class III director receiving the highest number of votes will be elected as Class III directors.

The board of directors recommends a vote “FOR” the nominees named above.

Our Bylaws provide for a plurality voting standard for the election of directors. Under this voting standard, once a quorum has been established, the two nominees receiving the highest number of affirmative votes of the shares entitled to be voted for them will, subject to the Company’s Plurality Plus Voting Policy (the “Voting Policy”), be elected as directors to serve until the 2020 annual meeting of stockholders and until their respective successors are duly elected and qualified. Votes withheld shall have no legal effect. Pursuant to the Voting Policy, in an uncontested election of directors (as defined in the Voting Policy), if a nominee for director receives a greater number of WITHHOLD votes than FOR votes, the director must tender his or her resignation to the Board of Directors promptly following the certification of the election results. The Nominating and Corporate Governance Committee will consider any resignation tendered under the Voting Policy and recommend to the Board of Directors whether to accept or reject such resignation. The Board of Directors will then act on such resignation, taking into account the recommendation of the Nominating and Corporate Governance Committee, within 90 days following the certification of the election results. The Nominating and Corporate Committee in making its recommendation, and the Board of Directors in making its decision, may consider any information it deems appropriate, including, without limitation, such factors outlined in the Voting Policy. The Board of Directors will disclose, as required by law, its decision to accept or reject such resignation and, if rejected, the reasons for doing so.

The following table sets forth information regarding our current directors, including the nominees for Class III directors to be elected at the annual meeting, as of July 1, 2017.

Name	Position with Finisar	Class	Age	Director Since
Michael L. Dreyer	Director	III	53	2015
Thomas E. Pardun	Director	III	73	2009
Jerry S. Rawls	Chairman of the Board and Chief Executive Officer	II	72	1989
Robert N. Stephens	Director	II	71	2005
Helene Simonet	Director	II	65	2017
Michael C. Child	Director	I	62	2010
Roger C. Ferguson	Director	I	74	1999

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Nominees for Election for a Three Year Term Expiring at the 2020 Annual Meeting of Stockholders

Michael L. Dreyer has served as a member of our board of directors since December 2015. Mr. Dreyer is the Chief Operations Officer of Silicon Valley Bank (SVB) and is responsible for bank and non-bank operations worldwide. Mr. Dreyer oversees SVB’s core operations, enterprise project management, client service and information technology teams. Mr. Dreyer is also currently a director of F5 Networks, Inc., a developer and provider of software defined application services. Before joining SVB, Mr. Dreyer was President and Chief Operating Officer of Monitise Americas, LLC of Monitise plc, a company providing mobile banking and payment services, from August 2014 to September 2015, where he was responsible for the design, build, and operations of its technology globally, and he ran Monitise plc’s Americas business. Prior to Monitise, Mr. Dreyer was the global head of technology and CIO at VISA Inc. from 2005 to 2014, responsible for the company’s systems and technology platforms. Previously, Mr. Dreyer was chief information officer of Inovant, LLC, a company providing electronic payment processing services, where he oversaw the development and management of its global systems technology. He has also held executive positions at VISA USA as senior vice president of processing and emerging products, and senior vice president of commercial solutions. Additionally, Mr. Dreyer held senior positions at American Express Co, Prime Financial, Inc., Federal Deposit Insurance Corporation (FDIC), Downey Savings, Bank of America, and the Fairmont Hotel Management Company. Mr. Dreyer received an M.B.A. and a B.A. in psychology from Washington State University.

Thomas E. Pardun has served as a member of our board of directors since December 2009. Mr. Pardun was formerly the non-executive Chairman of the board of directors of Western Digital Corporation, a manufacturer of hard-disk drives for the personal computer and home entertainment markets. Mr. Pardun served in that capacity from January 2000 until November 2001 and again from April 2007 until his retirement in November 2015. Mr. Pardun was President of MediaOne International, Asia-Pacific (previously US West International, Asia-Pacific, a subsidiary of US West, Inc.), an owner/operator of international properties in cable television, telephone services and wireless communications companies, from May 1996 until his retirement in July 2000. Prior to 1996, Mr. Pardun served as President and CEO of US West Multimedia Communications, a communications company. Before joining US West, Mr. Pardun was President of the Central Group for Sprint, as well as President of Sprint’s West Division, and Senior Vice President of Business Development for United Telecom, a predecessor company to Sprint. Mr. Pardun also held a variety of management positions during a 19-year tenure with IBM, concluding as Director of product-line evaluation. He is also a director of MaxLinear, Inc., and previously served as a director of Calix, Inc. and CalAmp Corporation. Mr. Pardun holds a B.B.A. in Business Administration from the University of Iowa. Mr. Pardun brings to the board extensive management and operations experience in the computer and telecommunications industries, including marketing and product development expertise, as well as his service in senior management positions.

Directors Continuing in Office until the 2019 Annual Meeting of Stockholders

Jerry S. Rawls has served as our Chief Executive Officer since September 2015, as a member of our board of directors since March 1989 and as our Chairman of the Board since January 2006. Mr. Rawls previously served as our Executive Chairman from August 2008 through September 2015 and as our Chief Executive Officer from August 1999 until August 2008. Mr. Rawls also served as our President from April 2003 until August 2008 and previously held that title from April 1989 to September 2002. From September 1968 to February 1989, Mr. Rawls was employed by Raychem Corporation, a materials science and engineering company, where he held various management positions including Division General Manager of the Aerospace Products Division and Interconnection Systems Division. Mr. Rawls holds a B.S. in Mechanical Engineering from Texas Tech University and an M.S. in Industrial Administration from Purdue University. Mr. Rawls’ tenure with Finisar since 1989, including 20 years as President, Executive Chairman and/or Chief Executive Officer, provides him personal knowledge of the Company’s history since shortly after its founding. This experience, together with his management and industry experience, enables him to provide the board with a unique perspective on the Company’s business and operations and strategic issues.

Robert N. Stephens has served as a member of our board of directors since August 2005 and as our Lead Director since March 2010. Mr. Stephens served as the Chief Executive Officer from April 1999 and President from October 1998 of Adaptec, Inc., a storage solutions provider, until his retirement in May 2005. Mr. Stephens joined Adaptec in November 1995 as Chief Operating Officer. Before joining Adaptec, Mr. Stephens was the founder and chief executive officer of Power I/O, a company that developed serial interface solutions and silicon expertise for high-speed data networking, that was acquired by Adaptec in 1995. Prior to founding Power I/O, Mr. Stephens was President and CEO of Emulex Corporation, a designer, developer and supplier of Fibre Channel host bus adapters. Before joining Emulex, Mr. Stephens was Senior Vice President, General Manager, and founder of the Microcomputer Products Group at Western Digital Corporation. He began his career at IBM, where he served over 15 years in a variety of human resource management positions. Mr. Stephens holds a B.A. in Philosophy and Psychology and an M.S. in Industrial Psychology from San Jose State University. Mr. Stephens brings to the board executive and industry experience in a number of strategic and operational areas through his service as Chief Executive Officer of Adaptec, Power I/O and Emulex and in executive roles at Western Digital.

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Helene Simonet has served as a member of our board of directors since March 2017. Ms. Simonet served as Executive Vice President and Chief Financial Officer of Coherent, Inc., a world leader in providing photonics based solutions to the commercial and scientific research markets, from April 2002 to February 2016. From December 1999 to April 2002, Ms. Simonet served as Vice President of Finance of Coherent’s former Medical Group and Vice President of Finance of its Photonics Division. Prior to joining Coherent, Ms. Simonet spent over twenty years in senior finance positions at Raychem Corporation. She has been a Director of Rogers Corporation since October 2014. Ms. Simonet holds a B.A. and a M.S. in Applied Economics from the University of Leuven, Belgium.

Directors Continuing in Office until the 2018 Annual Meeting of Stockholders

Michael C. Child has served as a member of our board of directors since June 2010 and previously served on our board from November 1998 until October 2005. Mr. Child has been employed by TA Associates, Inc., a private equity firm, since 1982 where he currently serves as a Senior Advisor. Mr. Child served as a Managing Director of TA Associates from 1987 through 2010. Mr. Child also currently serves on the board of directors of IPG Photonics, which designs and manufactures high performance fiber lasers and amplifiers. Mr. Child served on the board of directors of Ultratech, Inc., which designs and manufactures photolithography and thermal processing equipment, from 1993 to 1997 and April 2012 until May 2017 when it was acquired by Veeco Instruments Inc. Mr. Child has also been a lecturer at the Stanford Graduate School of Business since September 2011. He also served on the board of directors of Eagle Test Systems, a manufacturer of high performance automated test equipment for the semiconductor industry, from 2003 until November 2008 when it was acquired by Teradyne, Inc. Mr. Child holds a B.S. in Electrical Engineering from the University of California at Davis and an M.B.A. from the Stanford Graduate School of Business. Mr. Child has more than 30 years’ experience investing in and acquiring technology and technology-related companies and has served on the boards of directors of numerous public and private companies, including companies in the fiber optics and semiconductor industries. This broad financial and industry experience enables Mr. Child to make a valuable contribution to the board. He also brings significant knowledge regarding the Company and its operations from his previous years of service on our board.

Roger C. Ferguson has served as a member of our board of directors since August 1999. From June 1999 to December 2001, Mr. Ferguson served as Chief Executive Officer of Semio Corp., an early stage software company. Mr. Ferguson served as a principal in VenCraft, LLC, a venture capital partnership, from July 1997 to August 2002. From August 1993 to July 1997, Mr. Ferguson was Chief Executive Officer of DataTools, Inc., a database software company. From 1987 to 1993, Mr. Ferguson served as Chief Operating Officer of Network General Inc., a network analysis company. Mr. Ferguson holds a B.A. in Psychology from Dartmouth College and an M.B.A. from the Amos Tuck School at Dartmouth. Mr. Ferguson brings senior leadership experience and strategic and financial expertise to the board from his prior work as a senior executive of a public company and several private companies and as chief financial officer of a public company. Mr. Ferguson has extensive experience in both the hardware and software segments of the computer and telecommunications industries.

There are no family relationships between any of our directors or executive officers.

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CORPORATE GOVERNANCE

Independence of Directors

The board of directors has determined that, other than Jerry S. Rawls, our Chairman of the Board and Chief Executive Officer, each of Messrs. Child, Ferguson, Pardun, Stephens and Dreyer and Ms. Simonet is an “independent director” for purposes of the NASDAQ Listing Rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as the term applies to membership on the board of directors and the various committees of the board of directors.

Board of Directors Leadership Structure

Jerry S. Rawls serves as Chairman of our board of directors and our Chief Executive Officer. The board believes that it is appropriate for Mr. Rawls to serve as Chairman and Chief Executive Officer given his long tenure with the Company and familiarity with our business strategy and our industry. The board also believes that having an executive officer serve as Chairman facilitates the flow of information between the board and management, thereby improving the board’s ability to focus on key policy and operational issues and the long-term interests of our stockholders. In August 2008, on the recommendation of the Nominating and Governance Committee, the board established the position of Lead Director. Robert N. Stephens currently serves in that position. The Lead Director serves as the principal liaison between the independent directors and the Chairman. In that capacity, the Lead Director presides over executive sessions of the independent directors, chairs board meetings in the Chairman’s absence, and collaborates with the Chairman on agendas, schedules and materials for board meetings. The board believes that this leadership structure provides the appropriate balance of management and non-management oversight.

Board of Directors’ Role in Risk Oversight

We face a number of risks, including general economic risks, operational risks, financial risks, competitive risks and reputational risks. Management is responsible for the day-to-day management of the risks that we face, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management.

While the full board of directors is charged with ultimate oversight responsibility for risk management, committees of the board also have responsibilities with respect to various aspects of risk management oversight. In particular, the Audit Committee plays a significant role in monitoring and assessing our financial and operational risks. The Audit Committee reviews and discusses with management areas of financial risk exposure and steps management has taken to monitor and control such exposure. The Audit Committee also is responsible for establishing and administering our code of ethics and reviewing and approving transactions between Finisar and any related parties. The Compensation Committee monitors and assesses risks associated with our compensation policies, and consults with management and the board, as well as the Compensation Committee’s independent compensation consultant, regarding the development of incentives that encourage a level of risk-taking consistent with our overall strategy. The Nominating and Governance Committee has oversight responsibility for corporate governance risks, including risks associated with director independence.

Our executive management meets regularly to discuss our strategy and the risks that we face. Senior officers attend board meetings where they are available to address questions or concerns raised by the board on risk management-related matters. In 2010, we instituted a comprehensive enterprise risk management (“ERM”) program to assist management in identifying, assessing, monitoring and managing a broad range of risks. The ERM process is overseen by our Chief Financial Officer who periodically reports to the board on risk assessment and management’s plans to manage or mitigate key risks. Our Internal Audit Department also plays an important role in risk management. Our Vice President of Internal Audit reports directly to the Audit Committee, has direct and unrestricted access to the Audit Committee and regularly meets with the Audit Committee in executive session.

Executive Sessions

Non-management directors generally meet in executive session without management present at each regularly scheduled meeting of the board. Mr. Stephens, in his capacity as Lead Director, presides at these executive sessions.

Meetings of the Board of Directors and Committees

The board of directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The board of directors held nine meetings during the fiscal year ended April 30, 2017. During the last fiscal year, no director attended fewer than 75% of the total number of meetings of the board and all of the committees of the board on which such director served during that period. The following table sets forth the standing committees of the board and the members of each committee as of the date this proxy statement was first made available to our stockholders.

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Committee Composition	Audit	Compensation	Nominating and Governance
Michael C. Child	4	4 (Chair)	4
Michael L. Dreyer	4	4	4
Roger C. Ferguson	4 (Chair)	3*	4
Thomas E. Pardun	3	3	3
Robert N. Stephens	3*	4	4 (Chair)
Number of meetings during fiscal 2017	4	4	4

* Three committee meetings were held during fiscal 2017 before the director ceased to serve on such committee in December 2016.

Audit Committee

The members of the Audit Committee during fiscal 2017 were Messrs. Child, Dreyer, Ferguson and Pardun. Mr. Stephens also served on the Audit Committee during fiscal 2017 until December 6, 2016. Messrs. Ferguson and Pardun have been designated as audit committee financial experts, as defined in applicable SEC rules. In June 2017, Ms. Simonet was appointed as a member of the Audit Committee. Ms. Simonet has also been designated as an audit committee financial expert, as defined in applicable SEC rules. The functions of the Audit Committee include oversight, review and evaluation of our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements. The Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm, and establishing and observing complaint procedures regarding accounting, internal auditing controls and auditing matters. Additional information concerning the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Compensation Committee

The members of the Compensation Committee during fiscal 2017 were Messrs. Child, Dreyer, Pardun and Stephens. Mr. Ferguson also served on the Compensation Committee during fiscal 2017 until December 6, 2016. In June 2017, Ms. Simonet was appointed as a member of the Compensation Committee. The Compensation Committee approves the compensation and benefits of our executive officers, reviews and approves equity awards to our employees and consults with management and the board regarding compensation programs for our executive officers. Additional information regarding the Compensation Committee is set forth in “Executive Compensation and Related Matters—Compensation Discussion and Analysis” below.

Nominating and Governance Committee

The members of the Nominating and Governance Committee during fiscal 2017 were Messrs. Child, Ferguson, Pardun, Stephens and Dreyer. In June 2017, Ms. Simonet was appointed as a member of the Nominating and Governance Committee. The Nominating and Governance Committee identifies prospective candidates for appointment and nomination for election to the board of directors and makes recommendations to the board concerning such candidates, develops corporate governance principles for recommendation to the board of directors, makes recommendations to the board of directors regarding board and committee compensation and oversees the evaluation of our directors. The director evaluation process is a self-evaluation under which the Nominating and Governance Committee reviews and evaluates directors’ assessment of the functioning and performance of the board, each committee and the performance of the members of the board and each committee.

Director Nominations

The Nominating and Governance Committee is responsible for, among other things, the selection and recommendation to the board of directors of nominees for election as directors. When considering the nomination of directors for election at an annual meeting, including incumbent and potential nominees, the Nominating and Governance Committee reviews the needs of the board of directors for various skills, background, experience and expected contributions and the qualification standards established from time to time by the Nominating and Governance Committee. The Nominating and Governance Committee also considers the average tenure of incumbent directors and whether refreshment of the board is desirable. The Nominating and Governance Committee also seeks appropriate input from the Chief Executive Officer and other executive officers in assessing the needs of the board of directors for relevant background, experience and skills of its members.

The Nominating and Governance Committee’s goal is to assemble a board of directors that brings to Finisar a diversity of experience at policy-making levels in business and technology, and in areas that are relevant to Finisar’s global activities. Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective outlook and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are or have been affiliated.

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Director candidates must have sufficient time available, in the judgment of the Nominating and Governance Committee, to perform all board and committee responsibilities that will be expected of them. Members of the board of directors are expected to rigorously prepare for, attend and participate in all meetings of the board of directors and applicable committees. While we do not have a specific policy regarding diversity, when considering the nomination of directors, the Nominating and Governance Committee does consider the diversity of its directors and nominees in terms of knowledge, experience, background, skills, expertise and other demographic factors. Other than the foregoing, there are no specific minimum criteria for director nominees, although the Nominating and Governance Committee believes that it is preferable that a majority of the board of directors meet the definition of “independent director” set forth in NASDAQ and SEC rules. The Nominating and Governance Committee also believes it appropriate for one or more key members of the Company’s management, including the Chief Executive Officer, to serve on the board of directors.

The Nominating and Governance Committee will consider candidates for directors proposed by directors or management, and will evaluate any such candidates against the criteria and pursuant to the policies and procedures set forth above. If the Nominating and Governance Committee believes that the board of directors requires additional candidates for nomination, the Nominating and Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. All incumbent directors and nominees will be required to submit a completed directors’ and officers’ questionnaire as part of the nominating process. The process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Governance Committee.

The Nominating and Governance Committee will also consider candidates for directors recommended by a stockholder, provided that any such recommendation is sent in writing to the board of directors, c/o Corporate Secretary, 1389 Moffett Park Drive, Sunnyvale, California 94089-1113; Fax: (408) 745-6097, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and contains the following information:

●	the candidate’s name, age, contact information and present principal occupation or employment; and

●	a description of the candidate’s qualifications, skills, background and business experience during at least the last five years, including his or her principal occupation and employment and the name and principal business of any company or other organization where the candidate has been employed or has served as a director.

The Nominating and Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

In addition, stockholders may make direct nominations of directors for election at an annual meeting, provided the advance notice requirements set forth in our bylaws have been met. Under our bylaws, written notice of such nomination, including certain information and representations specified in the bylaws, must be received at our principal executive offices not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; except that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Finisar.

The Board considers succession planning and senior management development to be one of its most important responsibilities. The Board is responsible for reviewing the Company’s succession planning and senior management development, considering, among other factors the Board deems appropriate, the Company’s strategic direction, organizational and operational needs, competitive challenges, leadership/management potential and development, and emergency situations. To assist the Board with its review, the Board has asked the Chief Executive Officer to provide the Board with a performance assessment of senior management and their succession potential to the position of Chief Executive Officer, including in the event of an unexpected emergency, along with a review of any development plans recommended for such individuals. Members of management with high potential to succeed in the Company may be provided with additional responsibilities to expose them to diverse areas within the Company, with the goal of developing well-rounded and experienced senior leaders. The Board and the Chief Executive Officer also have the authority to consider persons outside of the Company and to engage third-party consultants or search firms to assist in the succession planning process.

Communications by Stockholders with Directors

Stockholders may communicate with the board of directors, or any individual director, by transmitting correspondence by mail, facsimile or email, addressed as follows: Board of Directors (or individual director), c/o Corporate Secretary, 1389 Moffett Park Drive, Sunnyvale, California 94089-1113; Fax: (408) 745-6097. The Corporate Secretary will forward such communications to the board of directors or to the identified director(s), although spam, junk mail, mass mailings, solicitations, advertisements and communications that are abusive, in bad taste or that present safety or security concerns may be handled differently, as determined by the Corporate Secretary.

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Director Attendance at Annual Meetings

We attempt to schedule our annual meeting of stockholders at a time and date to accommodate attendance by directors, taking into account the directors’ schedules. Directors are encouraged to attend our annual meeting of stockholders, but the board has not adopted a formal policy with respect to such attendance. All of our directors attended our last annual meeting of stockholders.

Committee Charters and Other Corporate Governance Materials

We have a Code of Ethics, or the Code, and Corporate Governance Guidelines that apply to all of our employees, officers and directors. The Code and Corporate Governance Guidelines are available at http://investor.finisar.com/governance.cfm. If we make any substantive amendments to the Code or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means then required by NASDAQ listing standards or applicable law.

Our board of directors has adopted a written charter for each of the Audit Committee, Compensation Committee and Nominating and Governance Committee. Each charter is available on our website at http://investor.finisar.com/documents.cfm.

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the Compensation Committee during fiscal 2017 is or has been an officer or employee of Finisar. During fiscal 2017, no member of the Compensation Committee had any relationship with Finisar requiring disclosure under Item 404 of Regulation S-K. During fiscal 2017, none of Finisar’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on Finisar’s Compensation Committee or board of directors.

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DIRECTOR COMPENSATION

Under our director compensation policy, non-employee directors are entitled to receive an annual retainer of $50,000 for serving on the board of directors. Non-employee directors also receive annual retainers for service on board committees as indicated below (except that directors who served on the board prior to December 8, 2015 receive committee retainers only if they were members of the applicable committee as of that date).

The annual retainers for the board committees are listed in the table below. The Lead Director is also entitled to receive an additional retainer of $20,000 per year for serving in that capacity.

Committee	Chair ($)	Other Members ($)
Audit	28,000	12,500
Compensation	16,000	7,500
Nominating and Governance	11,000	5,000

All retainer fees are paid on a quarterly basis. We also reimburse directors for their reasonable expenses incurred in attending meetings of the board and its committees.

The policy also provides that non-employee directors are entitled to receive a restricted stock unit (“RSU”) award with a value of $200,000 each year at our annual meeting of stockholders. These annual grants vest approximately one year after the grant date. New non-employee directors are entitled to receive a RSU award with a value of $275,000 upon their initial election to the board in addition to either the annual RSU grant made to non-employee directors described above, or, if the new non-employee director joins the board other than on the date of an annual meeting of stockholders, a RSU grant with a value determined by pro-rating the value of the annual grants made at the last annual meeting based on the period that has elapsed since that annual meeting. For example, if a new non-employee director first joins the board three months after the last annual meeting of stockholders, the non-employee director will receive a number of RSUs with a value of $150,000 (a pro-rata portion of the $200,000 regular annual grant amount for the nine months of service until the next annual meeting) based on the closing price of our stock on the effective grant date. The initial RSU awards vest over a period of three years from the date of grant, and the pro-rated RSU awards vest on the same schedule as the annual grants on which they are based. The number of shares subject to each RSU award is determined based on the per-share value of our common stock on the effective date of the grant.

The following table presents the compensation paid to our non-employee directors during or for the fiscal year ended April 30, 2017. Mr. Rawls, who is our Chief Executive Officer and a member of the board of directors, did not receive any additional compensation for his service on the board.

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Director Compensation Table - Fiscal 2017

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Option Awards	All Other Compensation	Total Compensation
Michael C. Child	$78,500	$199,983	—	—	$278,483
Michael L. Dreyer	75,000	457,978	—	—	532,978
Roger C. Ferguson	83,000	199,983	—	—	282,983
Thomas E. Pardun	75,000	199,983	—	—	274,983
Helene Simonet(3)	—	383,994	—	—	383,994
Robert N. Stephens	88,500	199,983	—	—	288,483

(1)	This column reflects the grant date fair value of the equity awards computed in accordance with FASB ASC Topic 718.

(2)	On September 13, 2016, each of our non-employee directors (other than Ms. Simonet) received an annual grant, as described above, of 7,415 restricted stock units with a grant date fair value of $199,983. Because the change to the director compensation policy to provide for pro-rated grants to new non-employee directors as described above was adopted after Mr. Dreyer joined the board in December 2015, he also received a pro-rated grant of 9,566 vested restricted stock units on September 13, 2016 with a grant date fair value of $257,995 (with the number of RSUs subject to the grant determined based on our stock price when he joined the board, consistent with our grant policy as described above). On March 24, 2017, in connection with her appointment to the board, Ms. Simonet received an initial grant as described above of 9,696 restricted stock units with a grant date fair value of $274,979 and a pro-rated grant as described above of 3,844 restricted stock units with a grant date fair value of $109,016.

(3)	Ms. Simonet was appointed to the board on March 24, 2017.

Our non-employee directors held the following stock options and unvested RSUs as of April 30, 2017.

Name	Number of Shares Underlying Stock Options Outstanding	Unvested Restricted Stock Units Outstanding
Michael C. Child	—	7,415
Michael L. Dreyer	—	20,155
Roger C. Ferguson	2,500	7,415
Thomas E. Pardun	8,750	7,415
Helene Simonet	—	13,540
Robert N. Stephens	2,500	7,415

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OUR EXECUTIVE OFFICERS

Information concerning our current executive officers as of July 1, 2017 is as follows:

Name	Position(s)	Age
Jerry S. Rawls	Chairman of the Board and Chief Executive Officer	72
Kurt Adzema	Executive Vice President, Finance and Chief Financial Officer	48
Christopher E. Brown	Executive Vice President, Chief Counsel and Secretary	49
John H. Clark	Executive Vice President, Telecom R&D and Chief Technology Officer	67
Mark Colyar	Senior Vice President, Operations and Engineering and General Manager	53
Julie S. Eng	Executive Vice President, Datacom R&D	50
Todd Swanson	Executive Vice President, Sales, Marketing, Research and Development	45
Joseph A. Young	Executive Vice President, Global Operations	60

For information on the business background of Mr. Rawls please see “Proposal No.1 - Election of Directors” above.

Kurt Adzema has served as the Company’s Executive Vice President, Finance and Chief Financial Officer since January 2011. Mr. Adzema joined the Company in January 2005 and served as the Company’s Vice President of Strategy and Corporate Development until March 2010, when he was appointed Senior Vice President, Finance and Chief Financial Officer. Prior to joining the Company, he held various positions at SVB Alliant, a subsidiary of Silicon Valley Bank which advised technology companies on merger and acquisition transactions, at Montgomery Securities/Banc of America Securities, an investment banking firm, and in the financial restructuring group of Smith Barney. Mr. Adzema holds a B.A. in Mathematics from the University of Michigan and an M.B.A. from the Wharton School at the University of Pennsylvania.

Christopher E. Brown has served as our Executive Vice President, Chief Counsel and Secretary since January 2011 and previously served as our Vice President, General Counsel and Secretary following the completion of the Company’s merger with Optium in August 2008. Mr. Brown served as Optium’s General Counsel and Vice President of Corporate Development from August 2006 through the completion of the merger. Prior to that, Mr. Brown was a partner at the law firms of Goodwin Procter LLP and McDermott, Will & Emery. Mr. Brown holds a B.A. in Economics and a B.A. in Political Science from the University of Massachusetts at Amherst and a J.D. from Boston College Law School.

John H. Clark has served as our Executive Vice President, Telecom R&D and Chief Technology Officer since October 2015. Dr. Clark joined Finisar as our Executive Vice President, Technology and Global Research and Development in January 2011. Prior to joining Finisar, Dr. Clark served at COGO Optronics, Inc., a manufacturer of optical components, as a Director from March 2008 to January 2011, as Chief Strategy Officer from May 2009 to October 2009, and as Executive Chairman from October 2009 to January 2011; at Seagate Corporation, a manufacturer of magnetic and solid state disk drives, as Executive Consultant from March 2006 to March 2008 and as Vice President of SSD Development from March 2008 to May 2009; and at Iolon, Inc., a manufacturer of tunable lasers, as President, Chief Executive Officer, and Chairman from November 2000 to March 2006. Dr. Clark served at Scientific-Atlanta, Inc., a manufacturer of CATV network equipment, as Chief Operating Officer of its wholly-owned subsidiary ATx Telecom Systems, Inc. from 1996 to 1998 and as Vice President and General Manager of the Optoelectronics Business Unit from 1998 to 2000. Dr. Clark co-founded Amoco Laser Company in 1986 and rose through a series of technical and general management positions to Chief Operating Officer at the time of its sale by Amoco Corporation to Scientific-Atlanta in 1996. Dr. Clark started his career with a joint appointment as Senior Staff Scientist at the Lawrence Berkeley National Laboratory and Assistant Professor of Chemistry at the University of California (UC) Berkeley. Dr. Clark holds a B.A. in Physics and a B.A. in Chemistry from UC Santa Barbara and a Ph.D. in Physical Chemistry from UC Berkeley, and carried out his postdoctoral studies as the Oppenheimer Research Fellow at the Los Alamos National Laboratory.

Mark Colyar has served as our Senior Vice President, Operations and Engineering and General Manager since the completion of the Company’s merger with Optium in August 2008. Mr. Colyar served as Optium’s Senior Vice President of Engineering from April 2001 through the completion of the Optium merger and also served as General Manager of Optium’s U.S. operations from February 2004 through the completion of the Optium merger. Mr. Colyar served in various positions at JDS Uniphase’s former TSD division from November 1995 to April 2001, including Director of Sales and Marketing, Vice President of Engineering and Vice President of Operations. Mr. Colyar holds a B.S.E.E. from Drexel University.

Julie S. Eng has served as our Executive Vice President, Datacom R&D since October 2015. Dr. Eng has held various senior management positions within our engineering organization since joining Finisar in 2003. From 1995 to 2003, Dr. Eng served in various positions at AT&T/Lucent Technologies/Agere Systems, including Director of Product Development primarily leading Agere’s transmitter, receiver, and transceiver product development for telecom and datacom markets. Dr. Eng holds a B.A. degree, summa cum laude, in physics from Bryn Mawr College and a B.S. degree in Electrical Engineering with honors from the California Institute of Technology (Caltech). She earned M. S. and Ph.D. degrees in Electrical Engineering from Stanford University.

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Todd Swanson has served as our Executive Vice President, Sales, Marketing, Research and Development since June 2016. Prior to that, Mr. Swanson served as our Executive Vice President, Sales and Marketing from January 2011 through June 2016. Mr. Swanson joined us in 2002 and served as Product Line Manager, Director of Marketing and Vice President, Sales and Marketing for our Optics Division prior to his appointment as Senior Vice President, Sales and Marketing in August 2008. Mr. Swanson served as Product Line Manager for Princeton Lightwave, a laser company, from June 2001 until he joined Finisar. Mr. Swanson served as Director of Marketing (on a part-time basis while he was studying for his M.B.A.) for Aegis Semiconductor, a manufacturer of optical semiconductor devices, from December 2000 through June 2001. From July 1995 to August 1999, Mr. Swanson was employed by Hewlett-Packard Company as project leader and project manager in the Automotive Lighting Group of the Optoelectronics Division. Mr. Swanson holds a B.S. in Mechanical Engineering from the University of Wisconsin and an M.B.A. from the Massachusetts Institute of Technology.

Joseph A. Young has served as our Executive Vice President, Global Operations since January 2011. Mr. Young served as our Senior Vice President and General Manager, Optics Division from June 2005 to August 2008 when he was appointed Senior Vice President, Operations and Engineering. Mr. Young joined us in October 2004 as our Senior Vice President, Operations. Prior to joining the Company, Mr. Young served as Director of Enterprise Products, Optical Platform Division of Intel Corporation from May 2001 to October 2004. Mr. Young served as Vice President of Operations of LightLogic, Inc. from September 2000 to May 2001, when it was acquired by Intel, and as Vice President of Operations of Lexar Media, Inc. from December 1999 to September 2000. Mr. Young was employed from March 1983 to December 1999 by Tyco/ Raychem, where he served in various positions, including his last position as Director of Worldwide Operations for the OEM Electronics Division of Raychem Corporation. Mr. Young holds a B.S. in Industrial Engineering from Rensselaer Polytechnic Institute, an M.S. in Operations Research from the University of New Haven and an M.B.A. from the Wharton School at the University of Pennsylvania.

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PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BDO USA, LLP to serve as the independent registered public accounting firm to audit the consolidated financial statements of Finisar for the fiscal year ending April 29, 2018. A representative of BDO USA, LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

BDO USA, LLP’s audit report on Finisar’s consolidated financial statements as of and for the fiscal years ended April 30, 2017 and May 1, 2016 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle.

The following table sets forth the aggregate fees billed to Finisar for the fiscal years ended April 30, 2017 and May 1, 2016 by BDO USA, LLP:

	Year Ended April 30, 2017	Year Ended May 1, 2016
Audit fees(1)	$2,112,400	$1,902,153
Audit-related fees(2)	28,021	21,600
Tax fees(3)	239,907	144,860
Total Fees	$2,380,328	$2,068,613

(1)	Audit fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and the effectiveness of our internal control over financial reporting, the review of our interim consolidated financial statements included in quarterly reports and services that are normally provided by BDO USA, LLP in connection with statutory and regulatory filings or engagements, consultations in connection with issuances of auditor consents and comfort letters in connection with SEC registration statements and related SEC registered and non-registered securities offerings.

(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit fees.” This category includes fees related to financial due diligence, agreed-upon-procedures engagements and audit of benefit plans.

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning.

The Audit Committee has determined that all services performed by BDO USA, LLP are compatible with maintaining the independence of BDO USA, LLP. The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services provided by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the chair of the Audit Committee the authority to approve permitted services, provided that the chair reports any decisions to the Audit Committee at its next scheduled meeting. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the annual meeting is required for approval of this proposal.

The board of directors unanimously recommends that you vote “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending April 29, 2018.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee currently consists of five directors, each of whom, in the judgment of the board of directors, is an “independent director” as defined in the NASDAQ Listing Rules. The Audit Committee acts pursuant to a written charter that has been adopted by the board of directors. A copy of the charter is available on Finisar’s website at http://investor.finisar.com/documents.cfm.

The Audit Committee oversees Finisar’s financial reporting process on behalf of the board of directors. The Audit Committee is responsible for retaining Finisar’s independent registered public accounting firm, evaluating its independence, qualifications and performance and approving in advance the engagement of the independent registered public accounting firm for all audit and non-audit services. Management has the primary responsibility for the financial statements and the financial reporting process, including internal control systems, and procedures designed to ensure compliance with applicable laws and regulations. Finisar’s independent registered public accounting firm for fiscal 2017, BDO USA, LLP, was responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management Finisar’s audited financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has met with the independent registered public accounting firm, with and without management present, to discuss the overall scope of the independent registered public accounting firm’s audit, the results of its examinations, its evaluations of Finisar’s internal controls and the overall quality of Finisar’s financial reporting.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to Finisar’s board of directors that Finisar’s audited financial statements be included in Finisar’s Annual Report on Form 10-K for the fiscal year ended April 30, 2017.

AUDIT COMMITTEE

Roger C. Ferguson (Chair)
Michael C. Child
Michael L. Dreyer
Thomas E. Pardun
Helene Simonet

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing of Finisar under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Finisar specifically incorporates such information by reference.

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PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE TO APPROVE THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast a non-binding advisory vote on executive compensation, commonly referred to as a “Say-on-Pay” vote. Our current policy is that such advisory votes shall be held annually at the annual meeting of stockholders, and accordingly, we will also have a vote in connection with our 2018 annual meeting. Because the vote is advisory, it is not binding on the Company, our board of directors or our Compensation Committee in any way. However, our board of directors and our Compensation Committee value the opinions of our stockholders and take into account the outcome of the vote when considering future executive compensation policies and decisions.

As described in our Compensation Discussion and Analysis included elsewhere in this proxy statement, we seek to closely align the interests of our executive officers with the interests of our stockholders and to offer compensation that will enable us to attract and retain superior executive talent. Our compensation programs are designed to reward our executive officers for the achievement of our short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while avoiding the encouragement of unnecessary or excessive risk-taking. Please read the Compensation Discussion and Analysis section of this proxy statement for a more detailed discussion of our compensation philosophy and our executive compensation programs.

The advisory vote on executive compensation solicited by this proposal is not intended to address any specific item of compensation, but rather the overall compensation of our “named executive officers,” who are identified in the Summary Compensation Table that appears on page 26 of this proxy statement, as such compensation is discussed in the Compensation Discussion and Analysis and the tables and accompanying narratives that follow that discussion.

Stockholders will be asked at the annual meeting to approve the following resolution pursuant to this Proposal No. 3:

“RESOLVED, that the stockholders of Finisar Corporation approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended April 30, 2017, as disclosed in the Company’s definitive proxy statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion.”

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required for approval of this resolution.

The board of directors unanimously recommends that you vote “FOR” approval of the foregoing resolution.

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PROPOSAL NO. 4

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE

ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As described in Proposal No. 3 above, our stockholders are being provided the opportunity to cast a Say-on-Pay vote, an advisory vote on the compensation of our named executive officers (as identified in the Summary Compensation Table that appears below in this proxy statement).

In 2011, our stockholders had the opportunity to cast an advisory vote on how often we should include a Say-on-Pay vote in our proxy materials for our annual meetings of stockholders or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting, commonly referred to as a “Say-on-Frequency” vote. At our 2011 annual meeting, our stockholders voted to hold a Say-on-Pay vote every year, and the board of directors determined that the Say-on-Pay vote would be held annually.

Under the SEC rules, we are required to hold a new Say-on-Frequency vote at least every six years. Accordingly, this Proposal No. 4 affords our stockholders the opportunity to cast an advisory vote on how often we should include a Say-on-Pay vote in our proxy materials for future annual meetings of stockholders (or special stockholder meetings for which we must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 4, our stockholders may vote to have future advisory votes on executive compensation every year, every two years, every three years, or abstain from voting.

We believe that advisory votes on executive compensation should be conducted every year so that our stockholders may annually express their views on our executive compensation program.

Like the Say-on-Pay vote, this Say-on-Frequency vote is advisory and will not be binding on the Company, our board of directors or our Compensation Committee in any way. However, our board of directors and our Compensation Committee value the opinions expressed by our stockholders and will take the outcome of this vote into account when determining the frequency of future Say-on-Pay votes.

The board of directors unanimously recommends that you vote to hold the future advisory votes on executive compensation every “ONE YEAR.”

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EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

Overview

The following discussion explains our philosophy and objectives and our compensation-setting process with respect to our executive officers and provides information regarding the compensation awarded to our Chief Executive Officer, our Chief Financial Officer, and certain of our other executive officers identified in the Summary Compensation Table that follows this Compensation Discussion and Analysis. We refer to these individuals as our “named executive officers.”

Executive Summary

We believe that the compensation of our executive officers should provide meaningful incentives to create value for our stockholders and achieve strategic corporate objectives. Accordingly, a substantial portion of each named executive officer’s compensation opportunity is “at-risk,” meaning that it is performance-based and/or linked to the value of the Company’s stock price. Specifically, as shown below, approximately 86.6% of the target total direct compensation for our Chief Executive Officer for fiscal 2017, and approximately 77.4% of the combined target total direct compensation for each of the other named executive officers, was at-risk.

As used in this discussion, “target total direct compensation” means the aggregate amount of the executive’s base salary, target annual incentive bonus, and long-term equity incentive awards based on the grant-date fair value of such awards as determined under the accounting principles used in the Company’s financial reporting. The target total direct compensation information for the named executive officers other than the CEO is presented on an aggregate basis, although the percentages for each individual executive, in general, are not materially different from the aggregate percentages reflected above.

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In addition, as outlined below, our executive compensation program includes a number of features that we believe help to align our executives’ interests with those of our stockholders, and excludes features that we believe do not represent best practices in executive compensation:

What We Do:	What We Don’t Do:

●       Align our Pay with Performance: Under the bonus plan for fiscal 2017, an executive bonus pool was established based on our non-GAAP pre-bonus operating income for the fiscal year. The Compensation Committee then had discretion to adjust the size of the pool and individual bonus awards taking into account such corporate and individual performance factors as it considered appropriate. The Compensation Committee awarded the named executive officers bonuses between 123% and 200% of their target levels. We believe these awards reflect our strong performance in fiscal 2017 and are consistent with our pay for performance philosophy.

●       Cap Annual Bonuses: The annual bonus for each executive is capped at 200% of the executive’s target bonus.

●       Use Equity Awards to Link Long-Term Interests of Executives and Stockholders: As shown above, equity awards constitute a substantial portion of each executive’s compensation opportunity. Executives were granted equity awards early in fiscal 2017 in the form of restricted stock units. These awards provide a retention incentive as they vest over a multi-year period and, as the ultimate value of the award depends on our stock price, further link the interests of our executives with those of our stockholders.

●       Determine Grant Levels Based on Performance: In determining the grant levels for these equity awards granted in fiscal 2017, the Compensation Committee considered the recommendation of the Chief Executive Officer in setting the equity grant level for each executive (other than the Chief Executive Officer), and took into account, among other factors, the performance of the Company and the individual contributions of each executive during fiscal 2016. Based on its assessment of fiscal 2016 performance and consistent with our pay-for-performance philosophy, the Compensation Committee increased the grant levels for each named executive officer in fiscal 2017 over their fiscal 2016 levels.

●       Retain Independent Compensation Consultant: The Compensation Committee retains an independent compensation consultant to provide independent advice and market data.

●       Maintain Stock Ownership Guidelines: We have adopted stock ownership guidelines that apply to all members of our board (including our Chairman and Chief Executive Officer).

●       No Material Perquisites: We do not provide any material perquisites to any of our named executive officers.

●       No Tax Gross-ups: We do not provide tax gross-up payments to our named executive officers.

●       No Hedging/Pledging: We have adopted anti-hedging and anti-pledging policies that apply to all of our employees and directors.

●       No Repricing of Stock Options or Stock Appreciation Rights: Our stock incentive plan prohibits the repricing of stock options or stock appreciation rights without the approval of the Company’s stockholders.

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Compensation Philosophy and Objectives

Our fundamental compensation philosophy is to align the compensation of our senior management with our annual and long-term business objectives, performance against those objectives and creation of stockholder value, as well as to offer compensation that will enable us to attract, retain and appropriately reward executive officers whose contributions are necessary for our long-term success. We seek to reward our executive officers’ contributions to achieving our financial and operational goals and appropriate stock price performance. We operate in a very competitive environment for executive talent, and we believe that our compensation packages must be competitive when compared to our peers.

The Compensation Committee of our board of directors oversees the design and administration of our executive compensation program. The principal elements of the program are base salary, annual cash bonuses and equity-based incentives in the form of restricted stock units, or RSUs. In general, the Compensation Committee’s policy is that the total compensation paid to our executive officers should be fair and competitive, taking into account, among other factors, compensation paid by peer companies to officers with comparable responsibilities and our success in achieving our financial and operational goals and appropriate stock price performance. However, it is not the Compensation Committee’s policy to adhere to a rigid formula or benchmark executive compensation at specified levels relative to peer companies.

Compensation-Setting Process

Generally, the Compensation Committee reviews the compensation of our executive officers in the early part of each fiscal year and takes action at that time to award cash bonuses for the preceding fiscal year, to set base salaries and target bonuses for the current fiscal year and to grant long-term incentives in the form of equity-based awards. In determining the compensation opportunities for each executive officer, the Compensation Committee takes into account the following:

●	the recommendations of our Chief Executive Officer (with respect to executives other than himself),

●	the Compensation Committee’s assessment of the individual performance of the executive officer during the previous fiscal year, the executive’s experience and responsibilities, and the executive’s expected future contributions to Finisar,

●	Finisar’s financial results for the previous fiscal year and the outlook for the current fiscal year, and

●	changes in competitive pay levels, based on compensation surveys and other market information regarding compensation paid by comparable companies, including our industry peers, and, in years when a compensation consultant is engaged to assist the Compensation Committee, reports by such consultant.

Specific factors considered by the Compensation Committee with respect to its fiscal 2017 compensation decisions are also noted below.

In reviewing the performance of our Chief Executive Officer, the Compensation Committee reviews assessments prepared by the Chief Executive Officer that address various performance criteria specified by the Committee. For the other executive officers, the Chief Executive Officer provides the Compensation Committee with a review of each individual’s performance and contributions over the past year and makes recommendations regarding their compensation that the Compensation Committee considers. The Compensation Committee makes the final determination as to the compensation provided to our executive officers.

The Compensation Committee has the authority to engage its own consultants and advisors to assist it in carrying out its responsibilities. The Compensation Committee engaged Compensia, Inc. as its independent consulting firm in connection with its annual reviews of executive compensation for fiscal 2017. Other than its services in advising the Compensation Committee and certain advice provided to the Nomination and Governance Committee with respect to director compensation, Compensia does not provide any services to Finisar or any of its subsidiaries. In accordance with SEC rules, the Compensation Committee assessed the independence of Compensia during fiscal 2017 and concluded that no conflicts of interest exist that would affect Compensia’s independence in providing services and advice to the Compensation Committee. During fiscal 2017, representatives of Compensia attended meetings of the Compensation Committee, met and communicated with members of the Compensation Committee outside of its formal meetings and also met with members of the Company’s management to gain management’s perspective on executive compensation issues.

Prior to the beginning of fiscal 2017, the Compensation Committee conducted its annual review of our executive compensation program. With the assistance of Compensia, the Compensation Committee selected a peer group of companies to help the Compensation Committee assess our executive compensation program for fiscal 2017. As a result of this process, the Compensation Committee identified the following group of peer companies, including our industry peers and similarly-sized companies in the broader technology sector (the “fiscal 2017 Peer Companies”). The fiscal 2017 Peer Companies were largely the same as the peer companies used to assess our executive compensation program in fiscal 2016, except that Ciena, Diodes, II-VI and Lumentum Holdings were added to the group as they met key selection criteria (largely, industry classification and revenue and market capitalization sizing criteria), and Cadence

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Design Systems was removed from the group as it no longer did. PMC-Sierra, OmniVision Technologies and Triquint Semiconductor were removed from the group due to acquisition, and JDS Uniphase was renamed Viavi Solutions. Based on publicly available data at the time the group was selected, the fiscal 2017 Peer Companies generally similar in size to Finisar, with Finisar ranking at about the 57th percentile of the peer group in terms of revenue and at about the 54th percentile in terms of market capitalization. The fiscal 2017 Peer Companies were as follows:

Brocade Communications	II-VI	Netgear
Ciena	Infinera	Plantronics
Coherent	Intersil	Polycom
Cypress Semiconductor	IPG Photonics	ViaSat
Diodes	Lumentum Holdings	Viavi Solutions
Fairchild Semiconductor

Compensia prepared a report, including analyses of our executive compensation program, based principally on information drawn from the practices of the fiscal 2017 Peer Companies and from the Radford Global Technology Survey. In considering the Radford survey data, the Compensation Committee did not focus on any particular companies in the survey (other than the fiscal 2017 Peer Companies identified above). The Compensation Committee used the data provided in the Compensia report as a reference point in making its executive compensation decisions, but as noted above, the Compensation Committee does not specifically “benchmark” compensation at any particular level vis-à-vis the market data and retains discretion to set compensation at higher or lower levels as it deems appropriate in the circumstances. Except as otherwise noted in this Compensation Discussion and Analysis, decisions by the Compensation Committee are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as analysis and input from, and comparable peer data provided by, the Compensation Committee’s independent compensation consultant.

Stockholder Say-on-Pay Votes

At our annual meeting of stockholders, we provide our stockholders the opportunity to vote to approve, on an advisory basis, the compensation of our named executive officers for the previous fiscal year, as disclosed in the proxy statement for the meeting (commonly referred to as a “say-on-pay” vote). At our 2016 meeting, approximately 74% of the votes cast were voted in favor of the Company’s executive compensation program. Although we believe this result affirms stockholders’ support of the Company’s approach to executive compensation, we would like to see a higher level of support for our say-on-pay proposal and have reached out on several occasions to a major institutional investor that owns a significant percentage of our stock and has recently voted against our say-on-pay proposal. We have received feedback that the investor’s vote resulted from the application of algorithms that depend on the aggregate, company-wide equity utilization rate, commonly referred to as “burn rate”, but not specifically to the Company’s executive compensation program. Bearing in mind these concerns, the Compensation Committee has evaluated the Company’s equity grant levels on an ongoing basis relative to the market data identified above and believes that these grant levels have been appropriate, generally consistent with the grants made by our peer companies and are necessary to be competitive in the market in which we compete for employees. The Compensation Committee believes that being successful in attracting and retaining highly qualified and experienced personnel is critical to our long-term growth and success and that our equity grant program plays a crucial role in these efforts.

The Compensation Committee values the opinions of our stockholders and will continue to take into account the outcome of the vote when considering future executive compensation policies and decisions.

Components of Compensation

In order to align executive compensation with our compensation philosophy, our executive officer compensation package contains three primary elements: base salary, annual cash bonuses and long-term equity incentives. In addition, we provide to our executive officers a variety of benefits that are available generally to other salaried employees. The basic elements of our executive compensation package are generally the same among all of our named executive officers.

Fiscal 2017 Executive Compensation

Base Salaries

Base salaries for our executive officers are initially set based on negotiation with the individual executive officer at the time of his or her recruitment or promotion and with reference to salaries for comparable positions in the peer companies for individuals of similar education and background to those of the executive officer being recruited or promoted. We also give consideration to the factors noted above under “Compensation-Setting Process.” Salaries are reviewed annually by the Compensation Committee, typically at the beginning of the fiscal year, and adjustments are made in the Compensation Committee’s judgment based the factors noted above.

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On the basis of its review for fiscal 2017, the Compensation Committee set new base salaries for our executive officers, which became effective in July 2016, with increases of between approximately 2% and 6% over the levels that had been in effect at the end of fiscal 2016. The fiscal 2017 base salaries for the named executive officers were as follows:

Name	Fiscal 2016 Base Salary ($)	Fiscal 2017 Base Salary ($)
Jerry S. Rawls	618,600	650,000
Joseph A. Young	428,500	441,355
Todd Swanson	412,400	437,144
Kurt Adzema	408,200	428,610
Julie S. Eng	400,000	408,000

Cash Bonuses

Under our compensation policy, a substantial component of each executive officer’s potential annual compensation takes the form of a performance-based cash bonus. The cash bonuses paid to our executive officers are determined by the Compensation Committee based on recommendations from the Chief Executive Officer, the performance of such executive, previously agreed guidelines and the overall amount of the accrued bonus pool, Finisar’s financial performance and the specific contributions of the individual officers as described below.

In July 2016, the Compensation Committee adopted an executive bonus plan for fiscal 2017. Under the plan, the target bonus for Mr. Rawls was 110% of his annual base salary, the target bonuses for Messrs. Young, Swanson and Adzema were 75% of their annual base salaries, and the target bonus for Ms. Eng was 60% of her base salary. Under the plan, a preliminary bonus pool is established for all eight of our executive officers (including each of the named executive officers) as a percentage of our non-GAAP pre-bonus operating income for the fiscal year (1.5% of our operating income up to $162.5 million and 2% for operating income above that level), with the Compensation Committee having discretion to adjust the executive bonus pool based on such factors as it deems appropriate. For these purposes, “non-GAAP pre-bonus operating income” is calculated as the Company’s operating income as determined under generally accepted accounting principles, as adjusted to exclude certain items such as stock-based compensation expense, amortization of acquisition-related intangible assets and other special charges and determined before giving effect to the cost of bonuses under the plan. For more information, please see the “Finisar Non-GAAP Financial Measures” section of our press releases reporting our financial results for each quarter during fiscal 2017, attached to the Company’s current report on Form 8-K furnished with the SEC following each quarter.

Once the executive bonus pool is calculated, the Compensation Committee determines the amounts to be awarded to each executive from the bonus pool, taking into account such corporate and individual performance factors as it considers appropriate in its discretion as well as the recommendations of our Chief Executive Officer as to the performance of executives other than himself. The maximum bonus payable to each executive under the fiscal 2017 bonus plan is 200% of the executive’s target bonus. In adopting this structure, the Compensation Committee believed that it was important to retain flexibility to determine the bonuses that would be awarded to each executive and the performance factors that in each case would be used to make this determination.

In June 2017, the Compensation Committee reviewed the Company’s financial performance for fiscal 2017 and determined that the preliminary executive bonus pool was approximately $4.5 million. The Compensation Committee then exercised its discretion to reduce the executive bonus pool to approximately $3.7 million and determined that the balance of the preliminary pool amount would be included in the bonus pool for the Company’s non-executive employees. The Compensation Committee then evaluated the performance of the Company and each of the individual executives and approved the following bonus amounts for fiscal 2017 for the named executive officers.

Name	Fiscal 2017 Bonus ($)	Fiscal 2017 Bonus (% of Target)
Jerry S. Rawls	1,030,000	144%
Joseph A. Young	662,033	200%
Todd Swanson	655,716	200%
Kurt Adzema	642,915	200%
Julie S. Eng	300,000	123%

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In assessing the Company’s performance, the Compensation Committee noted a number of factors, including that the Company achieved all-time record levels of revenue and profits in fiscal 2017, with the Company’s total revenue of $1.45 billion and total operating income of $176.9 million representing a 15% and a 331% increase, respectively, over fiscal 2016, and that the Company’s stock price increased by approximately 39% during fiscal 2017. For executives other than Mr. Rawls, the Compensation Committee also evaluated the specific results in each executive’s business area. For Mr. Rawls, the Compensation Committee determined it would be appropriate in view of his leadership role to base his bonus on the bonuses awarded to the other seven of our executive officers. Accordingly, Mr. Rawls was awarded a bonus for fiscal 2017 of 144% of his target bonus amount (determined by dividing the aggregate bonuses awarded to the other executive officers by their aggregate target bonus amounts).

Equity-based Incentives

Longer term incentives are provided through equity-based awards granted under Finisar’s 2005 Stock Incentive Plan, which rewards executives and other employees through the growth in value of our stock. The Compensation Committee believes that employee equity ownership provides an important incentive for employees to build stockholder value and provides each executive officer with a significant incentive to manage Finisar from the perspective of an owner with an equity stake in the company. The Compensation Committee further believes that in the current market environment, RSUs best balance competing compensation and retention objectives while providing strong alignment between executive and stockholder interests. Consequently, equity awards granted to our executives are comprised solely of RSUs. Our RSU awards generally also have multi-year vesting schedules to provide an additional retention incentive for our executives and other employees.

The grant of equity-based awards is generally considered by the Compensation Committee on an annual basis in the early part of each fiscal year, at the same time as other components of executive compensation are reviewed and annual equity-based awards are granted to our non-officer employees. The size of the equity-based awards granted to our executive officers are set by the Compensation Committee at levels that are intended to create a meaningful opportunity for stock ownership based upon the factors noted above under “Compensation-Setting Process.” To help ensure that our equity award program is linked to our performance, the Compensation Committee evaluates the performance of the Company during the prior fiscal year in determining the grant levels for these awards. The Compensation Committee also takes into account the number of unvested equity awards held by the executive officer in order to maintain an appropriate level of retention value for that individual. We have established a policy whereby equity awards to our employees, including executive officers, are generally granted by the Compensation Committee at regular quarterly meetings with an effective date that is the later of the third trading day following the public announcement of Finisar’s financial results for the preceding quarter or the date of the meeting at which the grant is approved.

In connection with its review of executive officer compensation in June 2016, the Compensation Committee awarded annual grants of RSUs for fiscal 2017 to each of our named executive officers. The RSUs vest in annual installments over a four-year period, subject to the officer’s continued service. In setting the grant levels, the Compensation Committee reviewed the performance of the Company and the individual named executive officers during the prior fiscal year (i.e. fiscal 2016) and noted that while fiscal 2016 was a challenging year for the Company, the Company achieved an all-time record level of revenue of $1.26 billion during that year. The Company also maintained solid market share in certain key areas (such as optical communications), and its stock price increased significantly during the second half of the fiscal year. The Compensation Committee determined that the named executive officers’ equity award levels for fiscal 2017 should be increased over their fiscal 2016 awards. In addition, the Compensation Committee determined that the awards for Messrs. Young and Swanson should be significantly increased over their fiscal 2016 levels due to the importance of their roles to the ongoing success of the business. Ms. Eng’s grant was set at a level the Compensation Committee deemed appropriate as fiscal 2017 was her first full year as an executive officer of the Company.

Accordingly, the Compensation Committee approved the specified dollar value for the grant to each executive reflected in the table below, which was then converted into a number of RSUs based on the closing price of our common stock on the effective date of grant. The dollar value of the award for each of the named executive officers granted in June 2016 and the corresponding number of shares of our common stock underlying each award were as follows:

Name	Dollar Value ($)	RSU Shares (#)
Jerry S. Rawls	3,482,000	187,306
Joseph A. Young	1,500,000	80,689
Todd Swanson	1,500,000	80,689
Kurt Adzema	885,000	47,607
Julie S. Eng	750,000	40,345

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Other Benefits and Perquisites

Our named executive officers and other executives are generally eligible to receive the same health and welfare benefits offered to all employees in the geographic area in which they are based. They are also eligible to participate in our defined contribution 401(k) plan on the same basis as our other employees. We currently provide no material perquisites to our named executive officers or other executive officers. During fiscal 2017, personal benefits accounted for less than 2% of the total compensation of our Chief Executive Officer and our other named executive officers.

Executive Retention and Severance Plan

Our executive officers and certain other key executives designated by the Compensation Committee are eligible to participate in the Finisar Executive Retention and Severance Plan. The Compensation Committee has determined to provide change in control arrangements in order to mitigate some of the risk that exists for executives working in an environment where there is a meaningful possibility that Finisar could be acquired or the subject of another transaction that would result in a change in its control. Finisar’s change in control and severance arrangements are intended to attract and retain qualified executives who may have attractive alternatives absent these arrangements. The change in control arrangements are also intended to mitigate potential disincentives to the consideration and execution of an acquisition or similar transaction, particularly where the services of these executive officers may not be required by the acquirer. We believe that providing such severance protections is consistent with competitive practices generally.

Participants in this plan who are executive officers are entitled to receive cash severance payments equal to two years base salary and health and medical benefits for two years in the event of a qualifying termination in connection with a change in control of Finisar. A qualifying termination is defined as an involuntary termination by Finisar other than for cause or a voluntary termination by the officer for good reason, in either case upon or within 18 months following a change in control of Finisar. In addition, upon a participant’s qualifying termination in connection with the change in control, vesting of the participant’s equity awards will be accelerated in full. Upon any other termination of employment, participants are generally entitled only to accrued salary and any other vested benefits through the date of termination. Our executive officers are not entitled to any tax gross-up or other reimbursement under the plan or any other agreements with Finisar for any parachute payment excise taxes that may be imposed on their benefits.

Subsequent Compensation Actions

Effective June 20, 2017, the Compensation Committee approved RSU grants for each of the following named executive officers on substantially the same terms as the fiscal 2017 grants described above. The RSUs vest, subject to the grantee’s continued service, with respect to twenty-five percent (25%) of the shares subject to such RSU on each of the first four (4) consecutive anniversaries of June 25, 2017. The dollar value of the award for each of the named executive officers and the corresponding number of shares of our common stock underlying each award were as follows:

Name	Dollar Value ($)	RSU Shares (#)
Jerry S. Rawls	3,482,000	128,062
Joseph A. Young	1,000,000	36,779
Todd Swanson	1,000,000	36,779
Kurt Adzema	885,000	32,549
Julie S. Eng	750,000	27,584

Tax Considerations

The Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Code in determining our executive compensation program. This section limits the deductibility of compensation paid to certain of our named executive officers to $1 million annually. Compensation that qualifies as “performance-based compensation” under Section 162(m) is exempt from the limitation on deductibility under current federal tax law. The Compensation Committee reserves the right to provide for compensation to executive officers that may not be fully deductible, and in any case, there can be no assurance that that any compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible.

Other Compensation-Related Policies

We have several policies in effect which apply to shares of our common stock held by our directors and executive officers, including shares issued to them pursuant to equity-based awards.

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Stock Ownership Guidelines

Our board of directors believes that directors should be stockholders in order to better align their interests with the long-term interests of the Company’s stockholders. Accordingly, the Board has adopted a policy under which each of our directors (including our Chief Executive Officer) is required to attain ownership of not less than 10,000 shares of the Company’s common stock by the later of three years from the adoption of the policy in 2012 or three years from his or her first election as a director and to retain such minimum stock ownership so long as he or she continues to serve as a director. Directors are required to refrain from selling shares (other than for the purpose of paying federal or state income taxes related to the acquisition of such shares) until such minimum stock ownership is attained.

Anti-Hedging and Anti-Pledging Policies

●	Our insider trading policy prohibits our directors, executive officers and other employees from, among other things:

●	engaging in short sales of our stock;

●	engaging in transactions in derivative securities involving our stock;

●	hedging their ownership position in our stock; and

●	holding our stock in a margin account or pledging our stock as collateral for a loan, except with the prior approval of our Compliance Officer (or, in the case of an executive officer, the prior approval of the Nominating and Governance Committee).

Report of the Compensation Committee

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that Finisar specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in this proxy statement.

COMPENSATION COMMITTEE

Michael C. Child (Chair)
Michael L. Dreyer
Thomas E. Pardun
Helene Simonet
Robert N. Stephens

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Summary Compensation Information

The following table presents certain summary information concerning compensation paid by us for services rendered in all capacities by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers for fiscal 2017 (collectively, the “named executive officers”):

Summary Compensation Table for Fiscal 2017

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)(3)	Total ($)
Jerry S. Rawls	2017	641,546	1,030,000	—	3,482,019	—	8,167	5,161,732
Chairman of the Board and	2016	613,592	340,230	—	3,200,008	—	8,079	4,161,909
Chief Executive Officer	2015	585,192	—	—	3,120,014	—	8,181	3,713,387

Joseph A. Young	2017	437,894	662,033	—	1,500,009	—	8,061	2,607,997
Executive Vice President,	2016	425,027	149,975	—	750,018	—	8,062	1,333,082
Global Operations	2015	412,342	—	—	1,500,004	—	7,905	1,920,251

Todd Swanson	2017	430,482	655,716	—	1,500,009	—	8,207	2,594,414
Executive Vice President,	2016	409,062	144,340	—	750,018	—	8,079	1,311,499
Sales and Marketing	2015	390,577	—	—	1,500,004	—	8,163	1,898,745

Kurt Adzema	2017	423,115	642,915	—	885,014	—	8,162	1,959,206
Executive Vice President,	2016	402,950	142,870	—	750,018	—	8,153	1,303,991
Finance and Chief Financial Officer	2015	379,088	—	—	750,012	—	8,171	1,137,271

Julie S. Eng	2017	405,846	300,000	—	750,014	—	8,033	1,463,893
Executive Vice President,
Datacom R&D(4)

(1)	Represents amounts paid pursuant to the executive annual bonus plan for the applicable fiscal year.

(2)	Includes the value of RSU awards granted during the applicable fiscal year. The value of these awards has been determined based on the grant date fair value of the award computed in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation.”

(3)	For fiscal 2017, includes the matching contribution that we made to each executive’s account under Finisar’s 401(k) plan.

(4)	Ms. Eng was not a named executive officer for fiscal 2015 or fiscal 2016.

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Grants of Plan-Based Awards

Grants of Plan-Based Awards in Fiscal 2017

		All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Units (#)	Options (#)	Awards ($/Share)	Awards ($)(1)
Jerry S. Rawls	6/21/2016	187,306	—	—	3,482,019

Joseph A. Young	6/21/2016	80,689	—	—	1,500,009

Todd Swanson	6/21/2016	80,689	—	—	1,500,009

Kurt Adzema	6/21/2016	47,607	—	—	885,014

Julie S. Eng	6/21/2016	40,345	—	—	750,014

(1)	Represents the fair value of these awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our audited consolidated financial statements. For the assumptions and methodologies used to value the awards reported in this column of the table above, see footnote 2 to the Summary Compensation Table.

Description of Plan-Based Awards

Each of the equity-based awards granted during fiscal 2017 and reported in the Grants of Plan-Based Awards table was granted under, and is subject to, the terms of the 2005 Plan. The 2005 Plan is administered by the Compensation Committee. The Compensation Committee has authority to make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding awards upon the occurrence of certain corporate events such as reorganizations, mergers and stock splits, and making provision to ensure that any tax withholding obligations incurred in respect of awards are satisfied. Awards granted under the plan are generally only transferable to a beneficiary of a named executive officer upon his or her death or, in certain cases, to family members for tax or estate planning purposes.

Under the terms of the 2005 Plan, a change in control of the Company does not automatically trigger vesting of the awards then outstanding under the plan. If there is a change in control, each participant’s outstanding awards granted under the plan will generally be assumed by the successor company, unless the Compensation Committee provides that the award will not be assumed and will become fully vested and, in the case of options, exercisable. Any options that become vested in connection with a change in control will generally terminate to the extent they are not exercised prior to the change in control. Awards granted under the 2005 Plan will also generally accelerate if the participant’s employment is involuntarily terminated (including a resignation for good reason) within 12 months following a change in control in which such participant’s awards are assumed or otherwise continued in effect.

The awards reported in the table above represent awards of restricted stock units. Each restricted stock unit represents a contractual right to receive one share of our common stock upon vesting. The awards of restricted stock units granted to our named executive officers during fiscal 2017 are scheduled to vest in four annual installments, subject to the named executive officer’s continued employment with us through the vesting date. The named executive officer does not have the right to vote or dispose of the restricted stock units or any dividend rights with respect to the restricted stock units.

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Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of securities underlying outstanding equity awards for each of our named executive officers as of the end of our fiscal year on April 30, 2017.

Outstanding Equity Awards at Fiscal Year-End 2017

	Option Awards				Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Exercise Price per Share ($/share)	Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)*
Jerry S. Rawls	50,000	—	21.68	9/7/2017
	120,833	—	3.36	12/12/2018
	76,250	—	8.29	12/8/2019
					30,000	(1)	685,200
					79,675	(2)	1,819,777
					121,335	(3)	2,771,291
					187,306	(4)	4,278,069

Joseph A. Young					8,883	(1)	202,888
					38,305	(2)	874,886
					28,438	(3)	649,534
					80,689	(4)	1,842,937

Todd Swanson	2,999	—	21.68	9/7/2017
	36,127	—	8.29	12/8/2019
					8,883	(1)	202,888
					38,305	(2)	874,886
					28,438	(3)	649,534
					80,689	(4)	1,842,937

Kurt Adzema					8,883	(1)	202,888
					19,153	(2)	437,455
					28,438	(3)	649,534
					47,607	(4)	1,087,344

Julie S. Eng					4,544	(1)	103,785
					7,838	(2)	179,020
					19,572	(3)	447,024
					40,345	(4)	921,480
					8,866	(5)	202,499

*	The dollar amounts shown in this column are determined by multiplying the applicable number of shares or units by $22.84, the closing price of Finisar common stock on the NASDAQ Global Select Market on April 28, 2017 (the last trading day of fiscal 2017).

(1)	The RSU was granted on June 24, 2013. The RSU vested as to 25% of the shares on June 24, 2014 and vests with respect to an additional 25% of the shares on each of the next three yearly anniversaries thereafter, to be fully vested on June 24, 2017, assuming continued employment with Finisar.

(2)	The RSU was granted on June 17, 2014. The RSU vested as to 25% of the shares on June 23, 2015 and vests with respect to an additional 25% of the shares on each of the next three yearly anniversaries thereafter, to be fully vested on June 23, 2018, assuming continued employment with Finisar.

(3)	The RSU was granted on June 23, 2015. The RSU vested as to 25% of the shares on June 21, 2016 and vests with respect to an additional 25% of the shares on each of the next three yearly anniversaries thereafter, to be fully vested on June 21, 2019, assuming continued employment with Finisar.

(4)	The RSU was granted on June 21, 2016. The RSU vested as to 25% of the shares on June 19, 2017 and vests with respect to an additional 25% of the shares on each of the next three yearly anniversaries thereafter, to be fully vested on June 19, 2020, assuming continued employment with Finisar.

(5)	The RSU was granted on December 15, 2015. The RSU vested as to 25% of the shares on December 15, 2016 and vests with respect to an additional 25% of the shares on each of the next three yearly anniversaries thereafter, to be fully vested on December 15, 2019, assuming continued employment with Finisar.

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Option Exercises and Stock Vested

The following table provides information on stock option exercises by our named executive officers and vesting of RSUs held by them during the fiscal year ended April 30, 2017.

Option Exercises and Stock Vested in Fiscal 2017

	Option Awards		Restricted Stock Unit Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Jerry S. Rawls	—	—	140,281	2,600,166
Joseph A. Young	116,501	2,143,519	46,398	862,846
Todd Swanson	10,072	205,061	46,398	862,846
Kurt Adzema	13,182	172,926	36,822	681,477
Julie S. Eng	1,678	14,564	22,487	457,902

(1)	Based on the difference between the closing sale price of Finisar’s common stock on the date of exercise and the exercise price.

(2)	Based on the closing sale price of Finisar’s common stock on the vesting date.

Potential Payments Upon Termination or Change in Control

Executive Retention and Severance Plan

Our executive officers, including each of our named executive officers, are eligible to participate in the Finisar Executive Retention and Severance Plan. This plan provides that in the event of a qualifying termination each of the participating executives will be entitled to receive (i) a lump sum payment equal to two years’ base salary (excluding bonus) and (ii) reimbursement of premiums for continuation of health and life insurance coverage in effect at the time of termination for up to two years. A qualifying termination is defined as an involuntary termination other than for cause or a voluntary termination for good reason upon or within 18 months following a change in control, as such terms are defined in the plan. In addition, the plan provides that the vesting of stock options held by eligible officers will be accelerated as follows: (i) one year of accelerated vesting upon a change in control, if the options are assumed by a successor corporation, (ii) 100% accelerated vesting upon a change in control if the options are not assumed by a successor corporation (which is consistent with the 2005 Plan change in control provision described above), and (iii) 100% accelerated vesting upon a qualifying termination. The plan also provides that the vesting of RSUs held by eligible officers will be accelerated in full upon a qualifying termination. If a participant’s benefits under the plan would trigger parachute payment excise taxes, the benefits will either be paid in full and subject to such taxes or reduced to the extent necessary to avoid triggering such taxes, whichever results in a greater after-tax benefits to the participant. Participants are not entitled to any gross-up payment under the plan for such excise taxes. In each case, the benefits provided under the plan described above are contingent on the executive’s providing a release of claims in favor of the Company.

We are not obligated to make any cash payments to these executives if their employment is terminated by us for cause or by the executive other than for good reason. No severance or benefits are provided for any of the executive officers in the event of death or disability.

As noted above, a change in control of the Company does not automatically trigger vesting of awards granted under the 2005 Plan. However, awards then outstanding under the plan will generally accelerate if they are not assumed or continued by the acquiring entity or if the participant’s employment is involuntarily terminated (including a resignation for good reason) within 12 months following a change in control in which such participant’s awards are assumed or otherwise continued in effect.

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In the event the employment of any of our named executive officers who participate in the plan had been terminated without cause or for good reason, within 18 months following a change in control of Finisar, each as of April 30, 2017, the named executive officers would have been entitled to payments and benefits in the amounts set forth opposite their name in the following table:

Name	Cash Severance ($)	Continuation of Health Benefits ($)	Equity Acceleration ($)(1)	Total ($)
Jerry S. Rawls	1,300,000	34,142	9,554,337	10,888,479
Joseph A. Young	882,710	34,142	3,570,235	4,487,087
Todd Swanson	874,288	56,041	3,570,235	4,500,564
Kurt Adzema	857,220	53,372	2,377,210	3,287,802
Julie S. Eng	816,000	52,705	1,853,809	2,722,514

(1)	These amounts represent the value of the executive’s then-outstanding and unvested RSUs multiplied by $22.84, the closing sale price of Finisar common stock on April 28, 2017. The named executive officers did not hold any outstanding and unvested options as of April 30, 2017. If a change in control transaction occurred on April 30, 2017 in which a named executive officer’s outstanding awards were not assumed by the successor entity in the transaction, and all the outstanding awards accordingly became vested pursuant to the 2005 Plan provision noted above, the value of the awards that would have accelerated in that transaction is the same as the equity acceleration value presented in this column for the named executive officer.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to our Code of Ethics, our executive officers, directors and employees are to avoid conflicts of interest, except with the approval of the board of directors. A related party transaction would be a conflict of interest. The board has delegated to the Audit Committee the authority to review and approve related party transactions. In approving or rejecting a proposed transaction, the Audit Committee will consider the relevant facts and circumstances and, if applicable, the impact of the proposed transaction on the director’s independence. The Audit Committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as the Audit Committee determines in the good faith exercise of its discretion.

We have entered into indemnification agreements with our officers and directors containing provisions that require us, among other things, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Except as described in the previous paragraphs and except for the compensation arrangements and other arrangements described in “Director Compensation” and “Executive Compensation and Related Matters” elsewhere in this proxy statement, there were no transactions during our fiscal year ended April 30, 2017, and there is not currently proposed any transaction or series of similar transactions to which we were or will be a party, in which the amount involved exceeded or will exceed $120,000 in which any director, any executive officer, any holder of 5% or more of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

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PRINCIPAL STOCKHOLDERS AND SHARE OWNERSHIP BY MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of July 14, 2017 by:

●	each stockholder who is known by us to beneficially own more than 5% of our common stock;

●	each of our current directors;

●	each of our executive officers named in the Summary Compensation Table for fiscal 2017 in “Executive Compensation and Related Matters” above; and

●	all of our current executive officers and current directors as a group.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner(1)	Number	Percentage
5% Stockholders
Capital Research Global Investors(2) 333 South Hope Street Los Angeles, CA 90071	12,815,288	11.26%

The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	8,311,596	7.30%

BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10022	7,391,226	6.49%

SMALLCAP World Fund, Inc.(5) 6455 Irvine Center Drive Irvine, California 92618-4518	5,729,000	5.03%

Directors
Jerry S. Rawls(6)	623,001	*
Michael C. Child(7)	61,004	*
Michael L. Dreyer(8)	23,351	*
Roger C. Ferguson(9)	33,828	*
Thomas E. Pardun(10)	61,848	*
Helene Simonet(11)	3,844	*
Robert N. Stephens(12)	34,409	*

Named Executive Officers
Kurt Adzema	23,753	*
Julie S. Eng	—	—
Todd Swanson(13)	121,867	*
Joseph A. Young	67,965	*
All current executive officers and current directors as a group (14 persons)(14)	1,163,487	1.02%

*	Less than 1%.

(1)	The address of each of the named individuals is: c/o Finisar Corporation, 1389 Moffett Park Drive, Sunnyvale, CA 94089. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. All shares of common stock subject to options exercisable within 60 days following July 14, 2017 and restricted stock units (“RSUs”) that vest within that period are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the number of shares beneficially owned and the percentage of ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person. Accordingly, percent ownership is based on 113,849,036 shares of common stock outstanding as of July 14, 2017 plus any shares issuable pursuant to options held by the person or group in question which may be exercised within 60 days following July 14, 2017 and RSUs that vest within that period. Except as indicated in the other footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, these persons have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them.

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(2)	As reported on a Schedule 13G/A filed on February 13, 2017, as of December 30, 2016, Capital Research Global Investors has sole dispositive power with respect to 12,815,288 shares.

(3)	As reported on a Schedule 13G/A filed on February 10, 2017, as of December 31, 2016, The Vanguard Group has sole voting power with respect to 129,597 shares, shared voting power with respect to 12,745, sole dispositive power with respect to 8,174,562 shares and shared dispositive power with respect to 137,034 shares.

(4)	As reported on a Schedule 13G/A filed on January 23, 2017, as of December 31, 2016 BlackRock, Inc. has sole voting power with respect to 7,132,520 shares and sole dispositive power with respect to 7,391,226 shares.

(5)	As reported on a Schedule 13G filed on February 14, 2017, as of December 30, 2016, SMALLCAP World Fund, Inc is the beneficial owner with respect to 5,729,000 shares.

(6)	Includes 222,083 shares issuable upon exercise of options exercisable within 60 days following July 14, 2017.

(7)	Includes (a) 5,061 shares held by the Child Family Trust and (b) 7,415 RSUs that vest within 60 days following July 14, 2017.

(8)	Includes 7,415 RSUs that vest within 60 days following July 14, 2017.

(9)	Includes (a) 2,500 shares issuable upon exercise of options exercisable within 60 days following July 14, 2017 and (b) 7,415 RSUs that vest within 60 days following July 14, 2017.

(10)	Includes (a) 8,750 shares issuable upon exercise of options exercisable within 60 days following July 14, 2017 and (b) 7,415 RSUs that vest within 60 days following July 14, 2017.

(11)	Includes 3,844 RSUs that vest within 60 days following July 14, 2017.

(12)	Includes (a) 2,500 shares issuable upon exercise of options exercisable within 60 days following July 14, 2017 and (b) 7,415 RSUs that vest within 60 days following July 14, 2017.

(13)	Includes 36,608 shares issuable upon exercise of options exercisable within 60 days following July 14, 2017.

(14)	Includes (a) 272,441 shares issuable upon exercise of options exercisable within 60 days following July 14, 2017 and (b) 40,919 RSUs that vest within 60 days following July 14, 2017.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us, and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders during the fiscal year ended April 30, 2017 were satisfied.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain two compensation plans that provide for the issuance of our common stock to officers, directors, other employees or consultants. These consist of the 2005 Stock Incentive Plan and the 2009 Employee Stock Purchase Plan, each of which has been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of April 30, 2017:

Plan Category	Number of Shares to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c) (1)
Equity compensation plans approved by stockholders	7,195,711	(1)	$9.85	(2)	11,714,789	(3)
Equity compensation plan not approved by stockholders(4)	—		$—		—

(1)	Of these shares, 577,351were subject to options then outstanding under the 2005 Stock Incentive Plan, and 6,618,360 were subject to stock unit awards then outstanding under the 2005 Stock Incentive Plan.

(2)	This weighted-average exercise price does not reflect the outstanding awards of restricted stock units.

(3)	Of the aggregate number of shares that remained available for future issuance, 8,844,712 were available under the 2005 Stock Incentive Plan and 2,870,077 were available under the 2009 Employee Stock Purchase Plan. Subject to certain express limits of the 2005 Stock Incentive Plan, shares available under that plan generally may be used for any type of award authorized under that plan including options, stock appreciation rights, stock, restricted stock, restricted stock units and other stock based awards.

(4)	Excludes options assumed by us in connection with acquisitions of other companies. As of April 30, 2017, 3,821 shares of our common stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $12.68 per share. No additional awards may be granted under the plans pursuant to which these assumed options were granted.

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STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2018 annual meeting, the proposal (in addition to compliance with applicable SEC rules) must be received at our principal executive offices, addressed to the Corporate Secretary, not later than March 27, 2018. Submitting a stockholder proposal does not guarantee that we will include it on our proxy statement. Our Nominating and Governance Committee reviews all stockholder proposals and makes recommendations to the board for actions on such proposals. For information on qualifications of director nominees considered by our Nominating and Governance Committee, see the “Corporate Governance” section of this proxy statement.

In addition, our bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that in order for business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to our Corporate Secretary and provided certain information specified in our bylaws. To be timely, a stockholder proposal must be received at our principal executive offices not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; except that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Finisar. We will not entertain any proposals at the meeting that do not meet the requirements set forth in our bylaws. Our bylaws are posted on our website at http://investor.finisar.com/governance.cfm. To request a copy of our bylaws, stockholders should contact our Corporate Secretary. All stockholder proposals should be submitted to the Corporate Secretary of Finisar Corporation at 1389 Moffett Park Drive, Sunnyvale, California 94089.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the board of directors knows of no other business that will be conducted at the annual meeting of stockholders of Finisar other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

CHRISTOPHER E. BROWN
Secretary

July 25, 2017

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FINISAR CORPORATION 1389 MOFFETT PARK DRIVE SUNNYVALE, CA 94089-1133

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐

1.	Election of Directors

Nominees

01	Michael L. Dreyer 02 Thomas E. Pardun

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	To ratify the appointment of BDO USA, LLP as Finisar’s independent registered public accounting firm for the fiscal year ending April 29, 2018.	☐	☐	☐

3.	To vote on a non-binding advisory resolution to approve the compensation of Finisar’s named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain

4.	To vote on a non-binding advisory resolution to approve the frequency of future votes on the compensation of Finisar’s named executive officers. ☐	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

NOTE: Subject to Rule 14a-4(c) under the Securities Exchange Act of 1934, if any other matters properly come before the annual meeting, the persons named in this proxy have discretionary authority to vote the shares represented by this proxy on such matters, and intend to vote such shares as the board of directors recommends. Subject to Rule 14a-4(c) under the Securities Exchange Act of 1934, discretionary authority with respect to such other matters is granted by the execution of this proxy or the proper submission of the proxy electronically over the internet or by telephone.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000341786_1     R1.0.1.15

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com

FINISAR CORPORATION Annual Meeting of Stockholders September 5, 2017 9:00 AM Local Time This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Jerry S. Rawls and Kurt Adzema, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Finisar Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on September 5, 2017, at the offices of O’Melveny & Myers LLP, located at 2765 Sand Hill Road, Menlo Park, CA 94025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the nominees listed in proposal 1., FOR proposals 2. and 3., ONE YEAR for proposal 4., and at the discretion of the proxies with regard to any other matter that may properly come before the meeting or any continuation, adjournment or postponement thereof.

Continued and to be signed on reverse side

0000341786_2     R1.0.1.15